Exhibit 99.1

Anixter International Inc. Appoints Valarie L. Sheppard to the Board of Directors

GLENVIEW, IL, (Business Wire) September 8, 2015 - Anixter International Inc. (NYSE: AXE) today announced the appointment of Valarie L. Sheppard to its board of directors.

“We look forward to the in-depth knowledge and new perspectives that Valarie will bring to Anixter as we move forward and grow our business,” said Sam Zell, chairman of Anixter’s board of directors. Valarie’s outstanding record of finance and strategic leadership makes her an outstanding addition to our board.” She will join the Audit, Compensation, and Nominating and Governance Committees.

Ms. Sheppard is Senior Vice President, Comptroller and Treasurer of Procter & Gamble, a leading manufacturer and marketer of packaged consumer goods, responsible for Treasury, Global Business Development, Corporate Strategy and Financial Planning, Corporate Accounting and Financial Services Organizations and finance support for Corporate Officers. She has held various financial leadership positions at Procter & Gamble since 1986, including foreign assignments in Asia and Europe.

Ms. Sheppard also serves as Board Chair of Cintrifuse, a start up incubator in which P&G has invested and Board Chair of the Cincinnati Branch of the Federal Reserve Bank of Cleveland. She graduated from Purdue University with a BS in Accounting and an MS in Industrial Administration from Purdue’s Krannert School of Management, both in 1986.

About Anixter

Anixter International is a leading global distributor of enterprise cabling & security solutions and electrical and electronic wire & cable. The company adds value to the distribution process by providing its customers access to 1) innovative inventory management programs. 2) approximately 400,000 products and $800 million in inventory 3) approximately 220 warehouses/branch locations with 5.5 million square feet of space and 4) locations in over 250 cities in more than 50 countries. Founded in 1957 and headquartered near Chicago, Anixter trades on the New York Stock Exchange under the symbol AXE.

INVESTOR CONTACTS

Ted Dosch	Lisa Micou Meers, CFA
EVP - Finance & Chief Financial Officer	VP - Investor Relations
(224) 521-4281	(224) 521-8895

Additional information about Anixter is available at anixter.com